DECHERT PRICE & RHOADS
30 Rockerfeller Plaza
New York, NY 10112

February 24, 1997

TIFF Investment Program, Inc.
P.O. Box 5165
Charlottesville, VA 22905

Dear Sirs:

As counsel for TIFF Investment Program, Inc. (the "Fund") during the fiscal year ended December 31, 1996, we are familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its Shares of Common Stock (the `Shares") under the Securities Act of 1933 (File No. 33-73408) (the "Registration Statement"). We have also examined such other corporate records, agreements, document and instruments as we deemed appropriate.

Based upon the foregoing, it is our opinion that the Shares sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law during the Fund's fiscal year ended December 31, 1996, were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

We consent to the filing of this opinion in connection with the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 for the fiscal year ended December 31, 1996 to be filed on behalf of the Fund with the Securities and Exchange Commission.

Very truly yours,

/s/ DECHERT PRICE & RHOADS